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                                                                   EXHIBIT 10.38



                                 AMENDMENT #1 TO
                     EMPLOYMENT AGREEMENT (THE "AGREEMENT")
                              DATED AUGUST 1, 1997
                                     BETWEEN
                         WILLIAM M. JORDAN ("EXECUTIVE")
                                       AND
                      FLOWSERVE CORPORATION (THE "COMPANY")

Effective October 20, 1998, the Company and the Executive agree to the following amendment to the Agreement by adding the following paragraphs.

18.      Non Competition and Cooperation

         Except as otherwise approved by the Company, which shall not be unreasonably withheld or delayed, during the term of the Agreement, the Executive shall not compete in any way with the Company nor any of its beneficially owned or controlled subsidiaries. As clarification, but not limitation of this obligation, the Executive shall not be employed by, retained as a consultant by (except by any subsidiary or division of a company which subsidiary or division is not in competition with the Company), invest in (except for a passive investment totaling less than 10% of the outstanding common stock of a company), direct nor otherwise assist, in any commercial manner, any company, organization, person or group of persons which offer any products or services which compete with those offered by the Company. The obligation shall apply on a global basis. For purposes of this Agreement, competition shall mean manufacturing, designing or distributing products for use in the chemical process industries similar to products of the Company.

         Additionally, the Executive will reasonably cooperate with the Company in announcing his resignation as President and COO of the Company. Executive will also then refrain from taking any intentional action designed to be detrimental to the best interests of the Company before the investment community and the Company's customers, suppliers and employees during the balance of the term of the Agreement. The Company will refrain from taking any intentional action detrimental to the best interests of Executive.

19.      Employment Duties

         The Executive shall continue to be an employee of the Company; however, Executive (i) shall not be required to devote any of his time and attention to the business and affairs of the Company; (ii) may serve as a director of other entities for which he currently serves as a director, notwithstanding paragraph 18 of this Agreement; (iii) shall have only such duties, if any, as shall be mutually agreeable to the Executive and the Board; (iv) subject to paragraph 18 of this Agreement, may perform services and/or serve as an employee, officer or director or engage in any other activity for remuneration or otherwise without the approval of the Company and without any diminution of amounts payable under this Agreement, as amended.


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20.      Dispute Resolution

         Any dispute or controversy arising out of the Agreement, as amended, shall be settled by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association, and judgment may be entered in thereon in any court having jurisdiction in Dallas, Texas.

21.      Company Default

         This Agreement, as amended, shall not be terminated by the Company. Any wrongful termination of this Agreement by the Company, or any default by the Company under this Agreement, as amended, shall entitle Executive to obtain appropriate damages.

22.      Change of Control

         In the event of a "change of control" of the Company, as such term is defined in the separate contract (the "CIC Agreement") between the Company and the Executive noted in paragraph 9 of the Agreement, then the following shall occur:

         (a) The future base salary due the Executive under this Agreement shall be computed and promptly paid in a lump sum, assuming that such amount would have increased by 3.5% on each following March 1 of the then remaining term of the Agreement;

         (b) The future annual incentive payments and long-term incentive payments, due Executive during the balance of the Agreement term, shall also be computed and promptly paid in a lump sum, assuming both that (i) such incentives would have been payable at 100% of target amount and (ii) Executive's salary reference rate would have increased by 3.5% on each following March 1 of the then remaining term of the Agreement;

         (c) All other rights and benefits of Executive under this Agreement shall survive such change of control and be binding obligations upon the Company; and

         (d) The provisions of Section 9 of the CIC Agreement, which is entitled "GROSS UP OF PAYMENTS DEEMED TO BE EXCESS PARACHUTE PAYMENTS", shall apply to all payments and benefits received by Executive hereunder after such change of control, as if such provisions were specifically stated herein.

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In addition, the Company and the Executive agree that the Agreement shall be, and hereby is, further amended by deleting paragraphs 2(d), 2(e), 3, 4, 6(a), 6(b), 6(c), 6(d), 6(e), 6(f), 7(a), 7(b), 7(c), the first clause beginning with "If" and ending with "Reason" of 7(d), and 9 of the Agreement, in the mutual understanding that the Executive's rights to compensation under the Agreement shall survive his death or disability, if applicable and to the extent possible. The Company and the Executive also agree that the CIC Agreement be immediately terminated by mutual consent.

The remainder of the Agreement shall remain unchanged and in full force and effect.


ACKNOWLEDGED AND AGREED:


FLOWSERVE CORPORATION                                EXECUTIVE


/S/ Kevin E. Sheehan, Chairman                       /S/ William M. Jordan
------------------------------                       ---------------------
Compensation Committee
Board of Directors